Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the “Agreement”) is entered into on this 8th day of April, 2022, by and between John Foley (“Employee”) and CarLotz Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings set forth in that certain Employment Agreement, entered into as of December 11, 2020, by and between Employee and the Company (the “Employment Agreement”).
1.Separation of Employment. Employee has resigned from the Company without Good Reason pursuant to Section 3(a)(vi) of the Employment Agreement, effective April 8, 2022 (the “Separation Date”). Effective as of the Separation Date, (i) Employee’s employment with the Company and all of its affiliates shall terminate and Employee shall cease to be an employee of all of the foregoing, (ii) pursuant to Section 3(d) of the Employment Agreement, Employee shall be deemed to have resigned from all positions as an officer of the Company and all positions as an officer of any subsidiary of the Company and (iii) the Employment Agreement shall terminate, and neither the Company nor Employee shall have any further obligations thereunder except as otherwise set forth herein. The Company and Employee further acknowledge and agree that the termination of Employee’s employment hereunder constitutes a “separation from service” within the meaning of Section 409A of the Code.
2.Accrued and Unpaid Compensation and Benefits. The Company will pay to Employee accrued and unpaid Annual Base Salary, unpaid Annual Bonus for 2021, expenses owed, accumulated unused vacation time and any other accrued amounts and benefits under the Company Arrangements (collectively, the “Accrued Benefits”), in each case in accordance with the terms of Section 4(a) (Company Obligations Upon Termination) of the Employment Agreement. The amount of the Annual Bonus for 2021 is $0.
3.Outstanding Equity Awards. With respect to Employee’s outstanding equity awards, the Company and Employee agree, notwithstanding anything to the contrary in Employee’s applicable equity agreements:
(a)The termination of Employee’s employment hereunder shall constitute a termination of service as of the Separation Date for purposes of all such outstanding equity awards.
(b)Of Employee’s 178,373 fully-vested stock options that were converted on January 21, 2021 from stock options originally granted on January 1, 2017, with a current exercise price of $0.64, (i) 151,617 stock options shall remain exercisable for three (3) months from the Separation Date and (ii) the remaining 26,756 stock options shall be automatically cancelled and forfeited as of the Separation Date.
(c)Of Employee’s 613,480 fully-vested stock options that were converted on January 21, 2021 from stock options originally granted on May 14, 2018, with a current exercise price of $0.92, (i) 521,458 stock options shall remain exercisable until May 14, 2028 and (ii) the remaining 92,022 stock options shall be automatically cancelled and forfeited as of the Separation Date.
(d)Of Employee’s 407,710 fully-vested stock options that were converted on January 21, 2021 from stock options originally granted on November 1, 2019, with a current exercise price of $0.92, (i) 346,554 stock options shall remain exercisable until November 1, 2029 and (ii) the remaining 61,156

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stock options shall be automatically cancelled and forfeited as of the Separation Date.
(e)Of Employee’s 64,109 stock options that were granted on January 21, 2021 with an exercise price of $11.35, (i) 16,027 stock options are fully vested, and of these, (A) 13,623 stock options shall remain exercisable for three (3) months following the Separation Date and (B) 2,404 stock options shall be automatically cancelled and forfeited as of the Separation Date, and (ii) the 48,028 stock options are unvested and shall be automatically cancelled and forfeited as of the Separation Date.
(f)Employees 257,335 unvested stock options that were granted on March 17, 2022 with an exercise price of $1.68 shall be automatically cancelled and forfeited as of the Separation Date.
(g)Employee’s 33,039 unvested time-vesting restricted stock units granted on January 21, 2021 shall be automatically cancelled and forfeited as of the Separation Date.
(h)Employee’s 178,572 unvested time-vesting restricted stock units granted on March 17, 2022 shall be automatically cancelled and forfeited as of the Separation Date.
(i)Employee’s 120,698 unvested earnout-vesting restricted stock units that were granted on January 21, 2021 shall be automatically cancelled and forfeited as of the Separation Date.
(j)During the period between the Separation Date and the second anniversary thereof, Employee shall not, without the consent of the Company: (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of common stock of the Company held by Employee as of the Separation Date or any shares of common stock of the Company issuable pursuant to the exercise of any stock options held by Employee as of the Separation Date (collectively, “Subject Securities”) or (ii) enter into, or allow to exist, any swap or other arrangement that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of the Subject Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Company Securities or other securities of the Company, in cash, or otherwise; provided that Employee may sell shares of common stock of the Company in an amount no greater than necessary to pay the exercise price and withholding taxes with respect to any exercise of any such stock options;
4.Warranty. Employee acknowledges that the exception to certain provisions of the Loyalty Agreement (as defined below) set forth in Section 9, constitutes consideration to which Employee would not otherwise be entitled except for Employee’s decision to sign this Agreement and to abide by the terms of this Agreement. Employee acknowledges that, upon receipt of the Accrued Benefits, Employee has received all monies and other benefits due to Employee as a result of Employee’s employment with and separation from the Company. Employee further represents that, to the best of Employee’s knowledge, Employee has not sustained a work-related injury or illness that Employee has not previously reported to the Company.
5.Release of Claims.

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(a)Release by Employee. In exchange for the consideration set forth in this Agreement, including the exception to certain provisions of the Loyalty Agreement provisions set forth in Section 9, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Employee agrees unconditionally and forever to release and discharge the Company and the Company’s affiliated, related, parent and subsidiary corporations, as well as their respective past and present parents, subsidiaries, affiliates, associates, members, stockholders, employee benefit plans, attorneys, agents, representatives, partners, joint venturers, predecessors, successors, assigns, insurers, owners, employees, officers, directors and all persons acting by, through, under, or in concert with them, or any of them (hereinafter the “Releasees”) from any and all manner of claims, actions, causes of action, in law or in equity, demands, rights, or damages of any kind or nature which Employee may now have, or ever have, whether known or unknown, fixed or contingent, including any claims, causes of action or demands of any nature (hereinafter called “Claims”), that Employee now has or may hereafter have against the Releasees by reason of any and all acts, omissions, events or facts occurring or existing prior to Employee’s execution of this release. The Claims released hereunder specifically include, but are not limited to, any claims for fraud; breach of contract; breach of implied covenant of good faith and fair dealing; inducement of breach; interference with contract; wrongful or unlawful discharge or demotion; violation of public policy; sexual or any other type of assault and battery; invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, severance pay, commissions, equity, attorneys’ fees, or other compensation of any sort; failure to accommodate disability, including pregnancy; discrimination or harassment on the basis of pregnancy, race, color, sex, gender, national origin, ancestry, religion, disability, handicap, medical condition, marital status, sexual orientation or any other protected category; any claim under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”); the Older Workers’ Protection Benefit Act of 1990; Title VII of the Civil Rights Act of 1964, as amended, by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act, 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 215 et seq.; § 2.2-3900, et seq. of the Code of Virginia; the Virginia Payment of Wage Law, § 40.1-29, et seq. of the Code of Virginia; the Virginia Minimum Wage Act § 40.1-28.8, et seq. of the Code of Virginia, other Virginia statutes and regulations and any federal, state or local laws of similar effect.
(b)Claims Not Released. This release shall not apply to: Employee’s right to indemnification under any applicable indemnification agreement with the Company; the Company’s governing documents or applicable law; the right to continued coverage under D&O insurance on the same terms as for other active executives; Employee’s right to assert claims for workers’ compensation or unemployment benefits; Employee’s right to bring to the attention of the Equal Employment Opportunity Commission (“EEOC”) claims of discrimination (provided, however, that Employee releases Employee’s right to secure any damages for alleged discriminatory treatment); any right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator; any

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right to file an unfair labor practice charge under the National Labor Relations Act; Employee’s rights in Employee’s capacity as an equity holder of the Company (as modified by this Agreement); any other rights that may not be waived by an employee under applicable law; or rights to enforce and claims to interpret the Agreement.
(c)Unknown Claims. Employee acknowledges that Employee has been advised of and is aware that in certain jurisdictions, there are certain laws that provide that this release would not, if not for this Section 5(c), extend to claims that are unknown, or not suspected, by Employee at the time this release is executed. Employee, being aware of such laws, hereby expressly waives any rights Employee may have thereunder.
(d)Acknowledgements. Employee is hereby advised as follows: (i) Employee has read this release and understands its terms and effect, including the fact that Employee is agreeing to release and forever discharge the Company and each of the Releasees from any Claims released in this release; (ii) Employee understands that, by entering into this release, Employee does not waive any Claims that may arise after the date of Employee’s execution of this release, including without limitation any rights or claims that Employee may have to secure enforcement of the terms and conditions of this release; (iii) Employee has signed this release voluntarily and knowingly in exchange for the consideration described in this release, which Employee acknowledges is adequate and satisfactory to Employee and in addition to any other benefits to which Employee is otherwise entitled; (iv) the Company advises Employee to consult with an attorney prior to executing this release; and (v) Employee has twenty-one (21) days to review and decide whether or not to sign this release. If Employee signs this release prior to the expiration of such period, Employee acknowledges that Employee has done so voluntarily, had sufficient time to consider the release, to consult with counsel and that Employee does not desire additional time and hereby waives the remainder of the twenty-one (21) day period. In the event of any changes to this release, whether or not material, Employee waives the restarting of the twenty-one (21) day period. Employee has seven (7) days after signing this Agreement to revoke this Agreement and this Agreement will become effective upon the expiration of that revocation period. If Employee revokes this Agreement during such seven (7)-day period, this Agreement will be null and void and of no force or effect on either the Company or Employee and Employee will not be entitled to any of the payments or benefits which are expressly conditioned upon the execution and non-revocation of this Agreement.
(e)Representations. Employee represents and warrants that there has been no assignment or other transfer of any interest in any Claim which Employee may have against Releasees, or any of them, and Employee agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer.  It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against Employee under this indemnity. Employee agrees that if Employee hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then Employee agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.

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(f)No Actions. Employee represents and warrants to the Company that Employee has no pending actions, Claims or charges of any kind. Employee agrees that if Employee hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against the Releasees any of the Claims released hereunder, then Employee will pay to the Releasees against whom such Claim(s) is asserted, in addition to any other damages caused thereby, all attorneys’ fees incurred by such Releasees in defending or otherwise responding to said suit or Claim; provided, however, that Employee shall not be obligated to pay the Releasees’ attorneys’ fees to the extent such fees are attributable to: (1) claims under the ADEA or a challenge to the validity of the release of claims under the ADEA; or (2) Employee’s right to file a charge with the EEOC or any other government agency; however, to the extent permitted by law, Employee hereby waives any right to any damages or individual relief resulting from any such charge.
6.Exceptions. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prohibit Employee (or Employee’s attorney) from (a) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority (“FINRA”), the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Commodity Futures Trading Commission, the Department of Justice or any other securities regulatory agency, self-regulatory authority or non-U.S., federal, state or local regulatory authority (collectively, "Government Agencies"), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (b) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Employee’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (c) receiving an award for information provided to any Government Agency. Pursuant to 18 USC Section 1833(b), Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Agreement is intended to or shall preclude Employee from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If Employee is required to provide testimony, then unless otherwise directed or requested by a Governmental Agency or law enforcement, Employee shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten (10) days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.
7.Non-Disparagement. Employee shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory, false or disparaging remarks, comments, or statements oral or written, including on social media, concerning any of the Releasees.
8.Governing Law. This Agreement shall be interpreted, construed, governed and enforced according to the laws of the Commonwealth of Virginia without regard to the application of choice of law rules.
9.Survival of Employment Agreement and Loyalty Agreement Provisions. All provisions of the Employment Agreement that survive a termination of employment (as

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modified herein) and the Loyalty Agreement dated as of December 11, 2020 between the Company and Employee (the “Loyalty Agreement”) shall continue to apply pursuant to their terms; provided, however, that Employee may serve as the Chief Operating Officer of Gettacar L.L.C. (“Gettacar”) notwithstanding Section 7(b)(ii) of the Loyalty Agreement for so long as Gettacar does not engage in the automotive consignment business; provided further, however, that, for the avoidance of doubt, all other provisions of the Loyalty Agreement shall continue to apply pursuant to their terms during Employee’s employment with Gettacar.
10.Entire Agreement/Integration. This Agreement, together with the surviving provisions of the Employment Agreement, the Loyalty Agreement the Additional Release, Employee’s right to continued coverage under the Company’s D&O insurance policy, and the equity award agreements granting the equity awards that remain outstanding following the Separation Date pursuant to Section 3, constitutes the entire agreement between Employee and the Company concerning the subject matter hereof. No covenants, agreements, representations, or warranties of any kind, other than those set forth herein, have been made to any party hereto with respect to this Agreement. All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Agreement. No amendments to this Agreement will be valid unless written and signed by Employee and an authorized representative of the Company.
11.Consultation with Counsel. Employee acknowledges (a) that Employee has thoroughly read and considered all aspects of this Agreement, that Employee understands all its provisions and that Employee is voluntarily entering into this Agreement, and (b) that Employee has been represented by, or had the opportunity to be represented by independent counsel of Employee’s own choice in connection with the negotiation and execution of this Agreement and has been advised to do so by the Company, and (c) that Employee has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on Employee’s own judgment. Without limiting the generality of the foregoing, Employee acknowledges that Employee has had the opportunity to consult with Employee’s own independent tax advisors with respect to the tax consequences to Employee of this Agreement and the payments hereunder, and that Employee is relying solely on the advice of Employee’s independent advisors for such purposes. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.
CARLOTZ INC.
By: /s/ Tom Stoltz
Name: Tom Stoltz
Title: Chief Financial Officer
EMPLOYEE
By: /s/ John Foley
Name: John Foley

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